UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) May 23, 2007

BigBand Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33355	04-3444278
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

475 Broadway Street

Redwood City, California 94063

(Address of principal executive offices) (Zip code)

(650) 995-5000

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 23, 2007, the Compensation Committee of the Board of Directors of BigBand Networks, Inc. (the “Company”) adopted and approved changes in the compensation of the Company’s executive officers, including its named executive officers, effective as of March 1, 2007. At such meeting, the Board of Directors also adopted and approved the performance criteria and associated potential awards for the fiscal year ending December 31, 2007 under the Company’s Incentive Compensation Plan (“ICP”) for the Company’s executive officers, including its named executive officers who participate in the ICP. The ICP is funded based on the Company’s achievement of pre-determined revenue and operating contribution targets. Under the ICP, target bonuses are expressed as a percentage of the employee’s base salary. The ICP is a semi-annual plan, providing two bonus opportunities for participants during each fiscal year. The annual bonus number is halved, establishing a semi-annual target bonus amount. Participants are required to submit three to five “stretch” achievement goals at the beginning of each measurement period, with such goals to be approved by the participant’s supervisor. The participant is then compensated under the ICP based on their achievement of the stretch goals. Final payouts at the end of each fiscal half year are determined by multiplying the semi-annual bonus target by the financial performance (funding) percent as well as the individual performance rating percent.

Because the amount of a participant’s ICP cash bonus is dependent upon the satisfaction of the targets, as well as the overall financial performance of the Company, the exact amount of the payout (if any) to an executive under the program cannot be determined at this time. A description of the performance criteria and potential award for the Company’s named executive officers who participate in the ICP is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Description
99.1	Description of first half 2007 Incentive Compensation Plan Goals and Awards for the Named Executive Officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIGBAND NETWORKS, INC.

By:	/s/ Fredrick A. Ball
Fredrick A. Ball
Senior Vice President, Chief Financial Officer
(Principal Accounting and Financial Officer)

Dated: May 25, 2007